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                                                                      EXHIBIT 23


                [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP]



The Board of Directors
Community Financial Corp.
240 East Chestnut
Olney, Illinois 62450

We consent to incorporation by reference in the registration statements (No. 33-92534 and 333-322) on Form S-8 of Community Financial Corp. of our report dated February 10, 2000, relating to the consolidated statements of financial condition of Community Financial Corp. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Community Financial Corp.



/s/ Larsson, Woodyard & Henson, LLP


March 23, 2000
Paris, Illinois